Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2015 SECOND QUARTER RESULTS

-Reports Net Income of $54.9 Million, or $0.34 per Diluted Share for the Quarter-

-New Home Orders up 62% and New Home Deliveries up 27% for the Quarter-

-Reports $67.5 Million of Land and Lot Revenue and $55.9 Million in Land and Lot Gross Margin during the Quarter-

Irvine, California, August 10, 2015 /Business Wire/ – TRI Pointe Group, Inc. (NYSE: TPH) today announced results for the second quarter ended June 30, 2015.

On July 7, 2014, TRI Pointe consummated the merger with Weyerhaeuser Real Estate Company (“WRECO”).  The merger was accounted for as a “reverse acquisition” of TRI Pointe by WRECO.  As a result, legacy TRI Pointe’s financial results are only included in the combined company’s financial statements from the closing date forward and are not reflected in the combined company’s historical financial statements.  Accordingly, legacy TRI Pointe’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for the three and six months ended June 30 2014 included in this press release.  The Company has appended Supplemental Combined Company Information to this press release to provide supplemental financial and operational information of the combined company that is “Adjusted” to include legacy TRI Pointe’s standalone operations for the relevant periods prior to the merger.

Results and Operational Data for Second Quarter 2015 and Comparisons to Second Quarter 2014

•	Net income available to common shareholders was $54.9 million, or $0.34 per diluted share compared to $24.2 million, or $0.19 per diluted share
•	New home orders increased to 1,238 compared to 763, an increase of 62%
•	Active selling communities averaged 119.5 compared to 97.5
o	New home orders per average selling community were 10.4 orders (3.5 monthly) compared to 7.8 orders (2.6 monthly), an increase of 33%
o	Cancellation rate was consistent at 16%
•	Backlog units of 1,998 homes with a dollar value increase of 79%, to $1.2 billion
o	Average sales price in backlog increased 7% to $601,000
•	Home sales revenue of $427.2 million, an increase of 38%
o	New homes deliveries of 798, up 27%
o	Average sales price of homes delivered grew 9% to $535,000
•	Homebuilding gross margin percentage of 20.0%
o	Excluding interest, impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 22.0%*
•	Land and lot sales gross margin percentage of 82.9%
•	SG&A expense as a percentage of homes sales revenue improved to 12.6% compared to 13.6%
•	Ratios of debt and net debt to capital of 46.0% and 43.5%, respectively, at June 30 2015*
•	Cash of $121.9 million and availability under unsecured revolving credit facility of $141.1 million

* See “Reconciliation of Non-GAAP Financial Measures”

“I am extremely pleased with our company’s execution this quarter”, commented Chief Executive Officer Doug Bauer.  “TRI Pointe Group continued to sell homes at a healthy pace, with an absorption rate of 3.5 homes per community per month, compared to a rate of 2.6 homes per community per month in the same period in 2014.  We also delivered on our previously stated guidance for backlog conversion and homebuilding gross margins. In addition, we closed the Pacific Highlands Ranch commercial site land sale which generated revenue of $53.0 million and $49.6 million of gross margin.  These achievements resulted in a 68% year-over-year increase to earnings per share, and reflect our ongoing commitment to unlocking shareholder value through our traditional homebuilding operations and strategic land sales.”

GAAP Second quarter 2015 operating results

Net income available to common shareholders was $54.9 million, or $0.34 per diluted share in the second quarter of 2015, compared net income of $24.2 million, or $0.19 per diluted share for the second quarter of 2014.  The improvement in net income available to common shareholders was primarily driven by an increase of $53.2 million in land sales gross margin and an $18.6 million increase in homebuilding gross margin due to higher home sales revenue, offset by an increase in SG&A expense of $12.0 million, an increase in the Company’s provision for income taxes of $24.4 million and an increase in net income attributable to noncontrolling interests of $1.8 million.

Home sales revenue increased $117.6 million to $427.2 million for the second quarter of 2015, as compared to $309.6 million for the same period in 2014.  The increase was attributable to a 27% increase in new home deliveries to 798 and a 9% increase in the Company's average sales price of homes delivered to $535,000.  The increase in new home deliveries and the average sales price was primarily attributable to the addition of legacy TRI Pointe which delivered 174 homes with an average sales price of $750,000 for the quarter ended June 30 2015, with no comparable amounts in the prior year period.

New home orders increased 62% to 1,238 homes for the second quarter of 2015, as compared to 763 homes for the same period in 2014.  In addition, average active selling communities increased to 119.5 as compared to 97.5 for the same period in the prior year, mainly due to the addition of legacy TRI Pointe. The Company’s overall absorption rate per average selling community for the three months ended June 30 2015 increased 33% to 10.4 orders (3.5 monthly) compared to 7.8 orders (2.6 monthly) during the same period in 2014.

The Company ended the quarter with 1,998 homes in backlog, representing approximately $1.2 billion in future home sales revenue. The average sales price of homes in backlog as of June 30 2015 increased $38,000, or 7%, to $601,000 compared to $563,000 at June 30 2014.  The increase in average sales price of homes in backlog was primarily attributable to the addition of legacy TRI Pointe which had an average sales price of homes in backlog of $712,000 as of June 30 2015.

Homebuilding gross margin percentage for the second quarter of 2015 decreased to 20.0% compared to 21.6% for the same period in 2014 but increased sequentially from 19.9% during the first quarter of 2015.  This decrease compared to the same period in the 2014 was primarily due to increases in land, labor and material costs outpacing home price appreciation.  Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 22.0%* for the second quarter of 2015 versus 23.3%* for the same period in 2014.

Land and lot sales revenue increased $40.0 million to $67.5 million for the second quarter of 2015, as compared to $27.5 million for the same period in 2014.  Land and lot sales gross margin percentage for the second quarter increased to 82.9% compared to 10.0% for the same period in 2014.  The increase in land and lot sales revenue and gross margin percentage was mainly due to the sale of a 15.72 acre employment center located in the Pacific Highlands Ranch master plan community in the San Diego, CA division of our Pardee Homes reporting segment.  The sale was completed in June of 2015 for $53.0 million in cash.  The transaction included significant gross profits due to the low land basis of the Pacific Highlands Ranch community which was purchased in 1981.

Selling, general and administrative expense for the second quarter of 2015 improved to 12.6% of home sales revenue as compared to 13.6% for the same period in 2014.  The decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage from increased home sales revenue due to the addition of TRI Pointe.

Thomas Mitchell, TRI Pointe Group’s President and Chief Operating Officer, said, “TRI Pointe’s homebuilding operations continue to gain momentum, as evidenced by our 38% increase in homebuilding revenues and our 62% increase in homes sold.  With quarter end backlog up 68% year-over-year on a unit basis, and up 79% on a dollar value basis, TRI Pointe stands poised to deliver strong top and bottom line results in the second half of 2015.”

The following operational information is “Adjusted” to include legacy TRI Pointe’s operations for the second quarter of 2014.  No other adjustments have been made to this information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include any synergies of the combined company.  Please refer to the Reconciliation of Non-GAAP Financial Measures and Supplemental Combined Company Information appended to this press release.

Adjusted Operational Information for Second Quarter 2015 and Comparisons to Second Quarter 2014

•	New home orders increased to 1,238 compared to 953, an increase of 30%
•	Active selling communities averaged 119.5 compared to 109.8
o	New home orders per average selling community were 10.4 orders (3.5 monthly) compared to 8.7 orders (2.9 monthly), an increase of 20%
o	Cancellation rate of 16% compared to 14%
•	Backlog units of 1,998 homes with a dollar value of $1.2 billion, an increase of 36% and 33% respectively
o	Average sales price in backlog decreased 2% to $601,000
•	Home sales revenue of $427.2 million, an increase of 8%
o	New homes deliveries of 798, an increase of 9%
o	Average sales price of homes delivered decreased 1% to $535,000

       * See “Reconciliation of Non-GAAP Financial Measures”

Outlook

For the third quarter of 2015, the Company anticipates delivering approximately 50% of its 1,998 units in backlog as of June 30 2015.  In addition, the Company expects to open 8 new communities, and close out of 14, resulting in 116 active selling communities as of September 30, 2015.  The Company anticipates expanding homebuilding gross margins for the third quarter sequentially from the second quarter of 2015.

For the full year 2015, the Company expects to increase new home deliveries by 25% over 2014 combined deliveries.   In addition, the Company expects full year homebuilding gross margins to be approximately 21%.  Finally, the Company is reiterating its 2015 outlook for earnings per diluted share to a range of $1.15 to $1.30.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Monday, August 10, 2015.  The call will be hosted by Doug Bauer, Chief Executive Officer and Mike Grubbs, Chief Financial Officer.

Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Second Quarter 2015 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-877-870-5176, the international dial-in number is 1-858-384-5517, and the pass code is 13614256.  An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Group, Inc.

Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, included Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.tripointegroup.com.

Forward-Looking Statements

Various statements contained in this presentation, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our ability to achieve the anticipated benefits of the Weyerhaeuser Real Estate Company (WRECO) transaction and our future production, operational and financial results, financial condition, prospects, and capital spending.  Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey future events or outcomes.  The forward-looking statements in this presentation speak only as of the date of this presentation, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the risk that disruptions from the WRECO transaction will harm our business; our ability to achieve the benefits of the WRECO transaction in the estimated amount and the anticipated timeframe, if at all; our ability to integrate WRECO successfully and to achieve the anticipated synergies therefrom; changes in accounting principles; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:

Chris Martin, TRI Pointe Group

Drew Mackintosh, Mackintosh Investor Relations

InvestorRelations@TRIPointeGroup.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change
Operating Data:
Home sales	$427,238	$309,609	$117,629	$801,503	$551,511	$249,992
Homebuilding gross margin	$85,496	$66,900	$18,596	$159,855	$117,534	$42,321
Homebuilding gross margin %	20.0%	21.6%	(1.6)%	19.9%	21.3%	(1.4)%
Adjusted homebuilding gross margin %*	22.0%	23.3%	(1.3)%	21.9%	23.0%	(1.1)%
Land and lot gross margin	$55,926	$2,747	$53,179	$55,617	$2,971	$52,646
Land and lot gross margin %	82.9%	10.0%	72.9%	80.0%	9.6%	70.4%
SG&A expense	$53,933	$41,982	$11,951	$105,398	$80,892	$24,506
SG&A expense as a % of home sales	12.6%	13.6%	(1.0)%	13.2%	14.7%	(1.5)%
Net income available to common shareholders	$54,930	$24,225	$30,705	$70,227	$31,806	$38,421
Adjusted EBITDA*	$99,611	$66,175	$33,436	$133,944	$88,878	$45,066
Interest incurred	$15,149	$6,551	$8,598	$30,325	$10,589	$19,736
Interest expense, net of interest capitalized	$—	$2,212	$(2,212)	$—	$2,441	$(2,441)
Interest in cost of home sales	$7,640	$5,340	$2,300	$14,351	$8,640	$5,711

Other Data:
Net new home orders	1,238	763	475	2,432	1,430	1,002
New homes delivered	798	628	170	1,466	1,136	330
Average selling price of homes delivered	$535	$493	$42	$547	$485	$62
Average selling communities (QTD)	119.5	97.5	22.0	N/A	N/A	N/A
Average selling communities (YTD)	N/A	N/A	N/A	116.1	94.0	22.1
Selling communities at end of period	122	100	22	N/A	N/A	N/A
Cancellation rate	16%	16%	0%	14%	15%	(1)%
Backlog (estimated dollar value)	$1,199,847	$670,225	$529,622
Backlog (homes)	1,998	1,191	807
Average selling price in backlog	$601	$563	$38

				June 30,	December 31,
				2015	2014	Change
Balance Sheet Data:
Cash and cash equivalents				$121,907	$170,629	$(48,722)
Real estate inventories				$2,535,753	$2,280,183	$255,570
Lots owned and controlled				28,921	29,718	(797)
Homes under construction (1)				2,804	1,887	917
Debt				$1,300,049	$1,162,179	$137,870
Stockholder equity				$1,528,771	$1,454,180	$74,591
Book capitalization				$2,828,820	$2,616,359	$212,461
Ratio of debt-to-capital				46.0%	44.4%	1.6%
Ratio of net debt-to-capital*				43.5%	40.5%	3.0%

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	June 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$121,907	$170,629
Receivables	34,189	20,118
Real estate inventories	2,535,753	2,280,183
Investments in unconsolidated entities	17,325	16,805
Goodwill and other intangible assets, net	162,296	162,563
Deferred tax assets	148,367	157,821
Other assets	87,350	105,405
Total assets	$3,107,187	$2,913,524

Liabilities
Accounts payable	$51,009	$68,860
Accrued expenses and other liabilities	205,422	210,009
Unsecured revolving credit facility	399,392	260,000
Seller financed loans	12,390	14,677
Senior notes	888,267	887,502
Total liabilities	1,556,480	1,441,048
Commitments and contingencies	—	—

Equity
Stockholders' Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 161,737,684 and 161,355,490 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	1,617	1,614
Additional paid-in capital	910,520	906,159
Retained earnings	616,634	546,407
Total stockholders' equity	1,528,771	1,454,180
Noncontrolling interests	21,936	18,296
Total equity	1,550,707	1,472,476
Total liabilities and equity	$3,107,187	$2,913,524

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Home sales	$427,238	$309,609	$801,503	$551,511
Land and lot sales	67,490	27,512	69,490	30,899
Other operations	789	5,442	1,782	8,285
Total revenues	495,517	342,563	872,775	590,695

Expenses:
Cost of home sales	341,742	242,709	641,648	433,977
Cost of land and lot sales	11,564	24,765	13,873	27,928
Other operations	592	567	1,154	2,199
Sales and marketing	25,634	23,798	48,920	44,703
General and administrative	28,299	18,184	56,478	36,189
Restructuring charges	498	520	720	2,178
Total expenses	408,329	310,543	762,793	547,174
Income from operations	87,188	32,020	109,982	43,521
Equity in (loss) of unconsolidated entities	(155)	(69)	(81)	(137)
Transaction expenses	—	(448)	—	(506)
Other income (loss), net	(31)	(1,476)	225	(741)
Income before income taxes	87,002	30,027	110,126	42,137
Provision for income taxes	(30,240)	(5,802)	(38,067)	(10,331)
Net income	56,762	24,225	72,059	31,806
Less: net income attributable to noncontrolling interests	(1,832)	—	(1,832)	—
Net income available to common shareholders	$54,930	$24,225	$70,227	$31,806

Earnings per share
Basic	$0.34	$0.19	$0.43	$0.25
Diluted	$0.34	$0.19	$0.43	$0.25
Weighted average shares outstanding
Basic	161,686,570	129,700,000	161,589,310	129,700,000
Diluted	162,308,099	129,700,000	162,265,155	129,700,000

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling	Homes	Avg. Selling
	Delivered	Price	Delivered	Price	Delivered	Price	Delivered	Price
New Homes Delivered:
Maracay	91	$369	93	$377	176	$375	192	$366
Pardee	242	456	246	483	410	478	381	489
Quadrant	87	410	67	376	180	439	145	388
Trendmaker	123	526	139	487	231	523	269	480
TRI Pointe	174	750	—	—	313	759	—	—
Winchester	81	649	83	756	156	656	149	735
Total	798	$535	628	$493	1,466	$547	1,136	$485

	Three Months Ended June 30,				Six Months Ended June 30,
	2015		2014		2015		2014
	New	Average	New	Average	New	Average	New	Average
	Home	Selling	Home	Selling	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities	Orders	Communities	Orders	Communities
Net New Home Orders:
Maracay	184	18.0	120	17.0	345	17.4	225	16.0
Pardee	355	23.5	284	20.0	663	22.0	529	19.7
Quadrant	116	10.8	106	14.0	266	10.4	204	13.3
Trendmaker	124	26.5	166	24.5	256	26.4	309	23.1
TRI Pointe	365	26.5	—	—	701	26.3	—	—
Winchester	94	14.3	87	22.0	201	13.6	163	21.9
Total	1,238	119.5	763	97.5	2,432	116.1	1,430	94.0

MARKET DATA Continued

(dollars in thousands)

(unaudited)

	June 30, 2015			June 30, 2014
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Maracay	274	$106,347	$388	149	$61,255	$411
Pardee	471	296,298	629	428	238,276	557
Quadrant	199	87,233	438	155	77,671	501
Trendmaker	243	128,645	529	262	136,115	520
TRI Pointe	631	449,080	712	—	—	—
Winchester	180	132,244	735	197	156,908	796
Total	1,998	$1,199,847	$601	1,191	$670,225	$563

					June 30,	December 31,
					2015	2014
Lots Owned and Controlled:
Maracay					1,812	1,985
Pardee					17,195	17,639
Quadrant					1,416	1,544
Trendmaker					2,111	2,073
TRI Pointe					3,655	3,726
Winchester					2,732	2,751
Total					28,921	29,718

Lots by Ownership Type:
Lots owned					25,543	25,535
Lots controlled (1)					3,378	4,183
Total					28,921	29,718
(1)	As of June 30, 2015 and December 31, 2014, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2015	%	2014	%
	(dollars in thousands)
Home sales	$427,238	100.0%	$309,609	100.0%
Cost of home sales	341,742	80.0%	242,709	78.4%
Homebuilding gross margin	85,496	20.0%	66,900	21.6%
Add: interest in cost of home sales	7,640	1.8%	5,340	1.7%
Add: impairments and lot option abandonments	882	0.2%	(22)	0.0%
Adjusted homebuilding gross margin	$94,018	22.0%	$72,218	23.3%
Homebuilding gross margin percentage	20.0%		21.6%
Adjusted homebuilding gross margin percentage	22.0%		23.3%

	Six Months Ended June 30,
	2015	%	2014	%
	(dollars in thousands)
Home sales	$801,503	100.0%	$551,511	100.0%
Cost of home sales	641,648	80.1%	433,977	78.7%
Homebuilding gross margin	159,855	19.9%	117,534	21.3%
Add: interest in cost of home sales	14,351	1.8%	8,640	1.6%
Add: impairments and lot option abandonments	1,227	0.2%	407	0.1%
Adjusted homebuilding gross margin	$175,433	21.9%	$126,581	23.0%
Homebuilding gross margin percentage	19.9%		21.3%
Adjusted homebuilding gross margin percentage	21.9%		23.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30,	December 31,
	2015	2014
	(dollars in thousands)
Unsecured revolving credit facility	$399,392	$260,000
Seller financed loans	12,390	14,677
Senior Notes	888,267	887,502
Total debt	1,300,049	1,162,179
Stockholders' equity	1,528,771	1,454,180
Total capital	$2,828,820	$2,616,359
Ratio of debt-to-capital(1)	46.0%	44.4%

Total debt	$1,300,049	$1,162,179
Less: Cash and cash equivalents	(121,907)	(170,629)
Net debt	1,178,142	991,550
Stockholders' equity	1,528,771	1,454,180
Total capital	$2,706,913	$2,445,730
Ratio of net debt-to-capital(2)	43.5%	40.5%
(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)

The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) restructuring expenses and (g) impairment and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
Net income available to common shareholders	$54,930	$24,225	$70,227	$31,806
Interest expense:
Interest incurred	15,149	6,551	30,325	10,589
Interest capitalized	(15,149)	(4,339)	(30,325)	(8,148)
Amortization of interest in cost of sales	7,915	28,553	14,680	32,616
Provision for income taxes	30,240	5,802	38,067	10,331
Depreciation and amortization	1,689	3,349	3,170	6,231
Amortization of stock-based compensation	3,161	1,410	5,542	2,703
EBITDA	97,935	65,551	131,686	86,128
Restructuring charges	498	520	720	2,178
Impairments and lot abandonments	1,178	104	1,538	572
Adjusted EBITDA	$99,611	$66,175	$133,944	$88,878

SUPPLEMENTAL COMBINED COMPANY INFORMATION

(unaudited)

The merger with Weyerhaeuser Real Estate Company (“WRECO”) was accounted for as a “reverse acquisition” of TRI Pointe by WRECO in accordance with ASC Topic 805, “Business Combinations.” As a result, legacy TRI Pointe’s financial results are not included in the combined company’s GAAP results for any period prior to July 7, 2014, the closing date of the merger. This schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations. No other adjustments have been made to the supplemental combined company information provided and this information is summary only and may not necessarily be indicative of the results had the merger occurred at the beginning of the periods presented or the financial condition to be expected for the remainder of the year or any future date or period.

The following schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations for the three month period ending June 30, 2014 as though the WRECO merger was completed on January 1, 2014.

	Three Months Ended
	June 30, 2015			June 30, 2014
	Combined	Legacy	Combined	Combined	Legacy	Combined
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Supplemental Operating Data:			(dollars in thousands)
Home sales revenue	$427,238	NA	$427,238	$309,609	$87,336	$396,945
Net new home orders	1,238	NA	1,238	763	190	953
New homes delivered	798	NA	798	628	103	731
Average selling price of homes delivered	$535	NA	$535	$493	$848	$543
Average selling communities	119.5	NA	119.5	97.5	12.3	109.8
Selling communities at end of period	122	NA	122	100	14	114
Cancellation rate	16%	NA	16%	16%	9%	14%
Backlog (estimated dollar value)	$1,199,847	NA	$1,199,847	$670,225	$231,726	$901,951
Backlog (homes)	1,998	NA	1,998	1,191	282	1,473
Average selling price in backlog	$601	NA	$601	$563	$822	$612

SUPPLEMENTAL COMBINED COMPANY INFORMATION (continued)

(unaudited)

The following schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations for the six month period ending June 30, 2014 as though the WRECO merger was completed on January 1, 2014.

	Six Months Ended
	June 30, 2015			June 30, 2014
	Combined	Legacy	Combined	Combined	Legacy	Combined
	Reported	Adjustments	Adjusted	Reported	Adjustments	Adjusted
Supplemental Operating Data:			(dollars in thousands)
Home sales revenue	$801,503	NA	$801,503	$551,511	$160,148	$711,659
Net new home orders	2,432	NA	2,432	1,430	328	1,758
New homes delivered	1,466	NA	1,466	1,136	195	1,331
Average selling price of homes delivered	$547	NA	$547	$485	$821	$535
Average selling communities	116.1	NA	116.1	94.0	11.3	94.0
Selling communities at end of period	122	NA	122	100	14	114
Cancellation rate	14%	NA	14%	15%	9%	14%